Exhibit 99.1

The Men’s Wearhouse, Inc.

News Release	For Immediate Release
MEN’S WEARHOUSE FOUNDER AND CEO
TO UNDERGO MEDICAL PROCEDURE
HOUSTON — August 23, 2005 — The Men’s Wearhouse (NYSE: MW) today announced that George Zimmer, its founder and chief executive officer, is being evaluated for an infection which has affected a graft in his aorta. Medical options are likely to include a surgical procedure.
Mr. Zimmer stated, “While my medical situation is significant, I am confident in my full recovery. Men’s Wearhouse has an outstanding veteran management team and I fully expect that the company will continue operating as usual during any absence necessitated by my medical condition.”
Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 713 stores. The stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories, including tuxedo rentals available in the Men’s Wearhouse and Moores stores.
This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements may be significantly impacted by various factors, including unfavorable local, regional and national economic developments, disruption in retail buying trends due to homeland security concerns, severe weather conditions, aggressive advertising or marketing activities of competitors and other factors described herein and in the Company’s annual report on Form 10-K for the year ended January 29, 2005 and Form 10-Q for the quarter ended April 30, 2005.
For additional information on Men’s Wearhouse, please visit the Company’s website at www.menswearhouse.com.

CONTACT:	Claudia Pruitt, Men’s Wearhouse (713) 592-7200 Ken Dennard, DRG&E (713) 529-6600
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